UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015

BRIGGS & STRATTON CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 3, 2015, Briggs & Stratton Corporation (the “Company”) and Joseph C. Wright entered into a Separation Agreement and General Release and Waiver (the “Agreement) in connection with Mr. Wright’s previously disclosed departure from the Company. The Agreement will become effective and enforceable seven days after its execution unless otherwise revoked.

Pursuant to the Agreement, Mr. Wright irrevocably and unconditionally releases the Company and all persons acting by, through, under, or in concert with the Company, from certain complaints, claims, liabilities, costs and expenses, known or unknown, suspected or unsuspected, arising out of his employment with the Company, the termination of that employment, and the execution of the Agreement, up to the date of the Agreement, subject to customary exceptions.

In connection with his departure from the Company, Mr. Wright is receiving payments and benefits through December 31, 2016 commensurate with those payable upon a nonrenewal by the Company of his employment agreement, which are substantially similar to those payable upon a termination without cause, as described in the Company’s proxy statement for its 2014 annual meeting, provided that Mr. Wright will also be entitled to continue participating in the Company's retirement and 401(k) plans and its Key Employee Savings and Investment Plan through December 31, 2016 and will receive continued life insurance coverage, financial/tax consulting expense reimbursement and an executive physical during such time.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: September 8, 2015	/s/ Kathryn M. Buono
Kathryn M. Buono
Vice President, General Counsel & Secretary
Duly Authorized Officer

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